EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into by Flowserve Corporation, Flowserve Management Company and Flowserve US Inc. (collectively referred to as “Flowserve”) and Karyn Ovelmen (“Executive”) (collectively, the “Parties”). The Parties desire to enter into an agreement that amicably resolves the employment relationship between them and any disputes that now or may exist between them concerning Executive's hiring, employment and termination from Flowserve including disputes regarding Executive’s compensation or benefits. Accordingly, in exchange for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree:

1.
End of Executive’s Employment. Executive’s last day of employment with Flowserve is February 24, 2017 (“Separation Date”). Executive will receive payment for all earned but unpaid salary and any accrued but unused vacation through the Separation Date. Except as stated in this Agreement or as required by law, all other benefits which relate to Executive’s employment with Flowserve will cease as of the Separation Date. Executive and Flowserve acknowledge that Executive’s termination of employment was mutually agreed upon, and Executive’s separation of employment from Flowserve (a) is a termination without “cause” under the Flowserve Corporation Amended and Restated Officer Severance Plan (the “Severance Plan”) and (b) is controlled in all respects by the Severance Plan, except as supplemented by Paragraph 2.e.(1) below.

2.
Severance Benefits. In consideration for entering into this Agreement, and compliance with the promises and obligations made herein, Flowserve will provide Executive the following compensation and benefits (collectively, “Severance Benefits”). Severance Benefits are not considered compensation or wages under any retirement or bonus plan. Each payment made in accordance with this Paragraph 2 shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“§409A”) to the extent §409A applies to such payments.

a.
Severance Pay. Flowserve will pay Executive $1,300,000 (equal to 24 months of regular, base pay) minus normal payroll withholdings and taxes (“Severance Pay”). Severance Pay will be issued in installments through Flowserve’s normal payroll cycle, in amounts equal or similar to Executive’s pay immediately prior to the Separation Date. The installments will continue for twenty-four months until the Severance Pay is paid in full (referred to as the “Separation Period”).

b.
AIP / AIP Equivalent. Nothing in this Agreement alters any provision of Flowserve Corporation’s Annual Incentive Plan (“AIP”), or any term or condition controlling the participation in the AIP by Executive or Flowserve. AIP is not a Severance Benefit. The terms and conditions of the AIP control all aspects of whether Executive is eligible to receive a payment or award under the AIP, and the amount and timing of such payment, if any. Nothing in this Agreement guarantees an AIP payment to Executive in any amount. If Executive normally participates in the AIP, the following provisions apply:

(1) AIP for 2016 (Normally Paid in 2017).

i.
If Executive is otherwise eligible to participate in the AIP for the calendar year immediately prior to the calendar year of the Separation Date, and if AIP distributions for that year have not yet been made, then Executive remains eligible for an AIP award for that calendar year, subject to all AIP terms and conditions.

(1)	AIP for 2017: Executive is not eligible for an AIP award for 2017.

(3) Future AIP. Executive is not eligible for an AIP award payment for any period of time subsequent to the termination of employment.

(1)
AIP Equivalent. Flowserve will pay Executive an amount in lieu of AIP for 2017, less applicable taxes and withholdings (“AIP Equivalent”). The AIP Equivalent is defined as being an amount substantially equivalent to the Executive’s target bonus opportunity under the AIP, provided Flowserve actually satisfies the Senior Management Committee’s threshold performance results under the AIP for the 2017 performance period. The AIP Equivalent amount under this Agreement is $487,500, minus normal withholdings and taxes. The AIP Equivalent amount, if earned, will be paid in a lump sum at the same time in 2018 as payments are normally made under the AIP, which is anticipated to be March 2018. The AIP Equivalent, if earned, is a Severance Benefit.

a.
Stock Plan Participation. The following provisions apply because of Executive’s participation in the Flowserve Corporation Long Term Incentive Plan (“LTIP”) or other Flowserve stock plan. Nothing in this Agreement entitles Executive to any stock or payment in lieu of stock except as provided below:

(1)
Restricted Stock and Restricted Stock Unit Awards. Although the Severance Plan does not entitle Executive to any accelerated vesting of restricted stock or restricted stock unit awards or any payment in lieu of stock, Flowserve agrees that as consideration for Executive’s ongoing cooperation as described under Paragraph 4 and assistance in an orderly transition of Executive’s job duties, Executive shall receive a lump-sum cash payment equal to the value of 7,500 restricted stock units, less applicable taxes and withholdings (the “Payment for Certain RSUs”) (which represents a portion of the restricted stock unit award granted to Executive pursuant to the terms of the Offer Letter between Executive and Flowserve, dated as of April 16, 2015), subject to the terms and conditions set forth in Paragraph 2.g. The amount of the Payment for Certain RSUs shall be determined by multiplying 7,500 by the closing price per share of Flowserve Corporation common stock on the New York Stock Exchange on the Separation Date (and as provided above, shall be made less applicable taxes and withholdings). Executive acknowledges and agrees that all restricted stock and restricted stock unit awards held by Executive as of the Separation Date will be forfeited as of the Separation Date, and Executive will not be entitled to receive any shares of Flowserve Corporation common stock, or any payment in lieu of stock or otherwise, with respect to any restricted stock or restricted stock unit awards, other than the Payment for Certain RSUs.

(2)
Performance Share Awards. Normally, Executives forfeit unvested and outstanding performance share (“PS”) awards granted under the LTIP (or any other Flowserve stock plan) upon termination of employment. However, by entering into this Agreement, if Executive has one or more outstanding performance unit award(s), Executive will continue to remain eligible to vest in a pro-rata portion of the PS award for the Performance Cycle ending in the year of Executive’s termination of employment, based on the number of completed months Executive remained a Flowserve Executive during the applicable Performance Cycle. Whether and in what percentage the PS’s ultimately vest on the vesting date will be determined by the Flowserve Corporation Board of Directors in its normal course of business in accordance with the terms of the LTIP, which can vary from 0% to 200% based on LTIP terms and conditions. All other PS or performance share awards or grants under the LTIP are forfeited. Executive acknowledges and agrees that this Paragraph 2.e.(2) shall not result in any vesting of PS awards or any payment in respect of PS awards and that Executive will forfeit all of Executive’s PS awards as of the Separation Date.

b.
COBRA. After the Separation Date, executive may continue applicable medical and/or dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Flowserve or its delegate will provide Executive information regarding the election of COBRA at Executive’s home address. Executive is solely responsible for the entire COBRA premium.

c.
Timing of Payment of Severance Benefits. Severance Pay payments will begin within 30 days after this Agreement is signed by all parties and the Revocation Period described in Paragraph 21 has expired. AIP for 2016, if earned, will be paid at the same time and in the same manner as for other Flowserve executives. AIP Equivalent, if earned, will be paid as set forth in Paragraph 2.b.(4) above. Payment for Certain RSUs will be made on the first regular payroll date following the six month anniversary of Executive’s Separation Date. However, if the period during which Executive has discretion to sign this Agreement or the Revocation Period straddles two calendar years, then, the Severance Benefits payments will be made or will begin in the second of such years, regardless of which year the Revocation Period expires. The Executive may not, directly or indirectly, designate the calendar year of payments.

d.
Special Rules for “Specified Executives”. If Executive is a “Specified Executive,” as defined in §409A, to the extent necessary to avoid penalties under §409A, payment of Severance Benefits (including Separation Pay) or a portion of such payment shall be delayed and shall be paid on the earlier of (i) the first day of the seventh month following Executive’s Separation Date; or (ii) the date of Executive’s death.

3.
Executive’s Participation in Company Benefit Plans. After the Separation Date, Executive is not entitled to any additional payments or benefits under any benefit plan or bonus or incentive program established by Flowserve. Any vested benefit held by Executive in the Flowserve Corporation Retirement Savings Plan (e.g., the 401(k) Plan) and/or the Flowserve Corporation Pension Plan, and any other plans in which Executive participates (collectively, the “Retirement Plans”), will be distributed in accordance with the participant’s direction and the terms of the appropriate plan and applicable law. Flowserve will separately provide Executive at Executive’s home address, information necessary and as required by law to facilitate the distribution or rollover of Executive’s Retirement Plans.

4.
Cooperation. Executive agrees that after the Separation Date Executive will be available to answer any questions regarding Executive’s job and job duties. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to Flowserve in connection with any investigation, claim or suit, and cooperating with Flowserve regarding any litigation, claims or other disputed items involving Flowserve that relate to matters within the knowledge or responsibility of Executive during Executive’s employment. Specifically, Executive agrees (i) to meet with Flowserve’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, governmental agency or other adjudicatory body; (iii) to provide Flowserve with immediate notice of contact or subpoena by any non-governmental adverse party (known to Executive to be adverse to Flowserve or its interests); and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. Notwithstanding anything to the contrary in this Agreement, nothing in or about this Agreement prohibits Executive from: (a) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (b) providing confidential information to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; (c) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding; or (d) receiving an award for information provided to any government agency that is responsible for enforcing the law.

5.	Executive’s Breach of Agreement. In the event Executive breaches any portion of this Agreement:

a.
Flowserve may, at its sole discretion, terminate this Agreement. If Flowserve terminates this Agreement pursuant to this section, the following provisions survive and continue in full effect, unless specifically identified by Flowserve in writing as being terminated: Paragraphs 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25;

b.	Flowserve will cease paying or providing Executive Severance Benefits;

c.	Executive will not be entitled to receive any further Severance Benefits; and

d.
Flowserve may recover, at its sole discretion, all of the Severance Benefits already paid or provided to Executive (except for the sum of $1,000) as well as any attorney’s fees Flowserve incurs in such recovery.

6.
Return of Flowserve Property. Executive must promptly return all Flowserve equipment and property in Executive’s possession, including but not limited to, computer software, computer access codes, computers, Blackberries, cell phones, company credit cards, keys, access cards, and all original and copies of notes, documents, files or programs stored electronically or otherwise, that relate or refer to Flowserve, its customers, its financial statements, its business contacts, or sales. By signing this Agreement, Executive warrants that Executive has not retained and has returned all such equipment or property and that should Executive later discover additional Flowserve equipment or property, Executive will promptly notify Flowserve and return it to Flowserve.

7.
Release. Executive knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Flowserve and any of its parents, predecessors, successors, assigns, subsidiaries, affiliates or related companies and organizations, and former or current officers, directors, shareholders, Executives, attorneys, and agents, (collectively referred to throughout the remainder of this Agreement as “Flowserve”), from any and all claims, controversies, allegations, matters, disputes, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorney’s fees) of any kind whatsoever, known or unknown, asserted and unasserted, Executive has or may have against Flowserve as of the date of execution of this Agreement, including but not limited to those arising out of, or based upon:

a.
Executive’s hiring, employment or termination of employment with Flowserve, or arising out of any act committed or omitted during or after the existence of such employment relationship, including, but not limited to, any disputes regarding compensation, benefits or bonuses Executive may or may not have received during employment with Flowserve, specifically including but not limited to any AIP or AIP Equivalent award or amount;

b.
Any federal, state or local law, rule or ordinance controlling any aspect of Executive’s employment relationship with Flowserve, including, but not limited to, discrimination, wages, hours worked, benefits, leave from employment due to illness or injury for Executive or Executive’s family, claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing, and all other laws and regulations of any kind, including, but not limited to: Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; §§ 1981 through 1988 of Title 42 of the United States Code; The Fair Labor Standards Act; The Lilly Ledbetter Fair Pay Act; The Employee Retirement Income Security Act of 1974; The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967; The Older Worker Benefit Protection Act; The Workers Adjustment and Retraining Notification Act; The Occupational Safety and Health Act; The Sarbanes-Oxley Act of 2002, or as any of these laws are amended. Furthermore, Executive agrees and hereby relinquishes any right to re-employment with Flowserve;

c.	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance of any kind;

d.	Any public policy, contract, tort, or common law, or claim for damages due to emotional distress or mental anguish; or

e.	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters; however,

f.
Notwithstanding any other provision in this Agreement, Executive does not waive or release: Executive’s right to enforce the terms of this Agreement; Executive’s right to file a Charge of Discrimination with the EEOC or similar state agency; claims that may arise after the expiration of the Revocation Period in Paragraph 21; or existing, post-employment rights as a continuing participant in Flowserve-sponsored health, welfare and retirement plans in accordance with the terms and conditions of such plans.

8.     Release of Age Claims. By signing this Agreement, Executive is expressly waiving and fully releasing
a.     Executive acknowledges and agrees that Executive has read and understands the terms of this Agreement;

b.
Executive is encouraged to consult with an attorney before executing this Agreement, and that Executive has obtained and considered such legal counsel as Executive deems necessary, such that Executive enters into this Agreement freely, knowingly, and voluntarily; and

c.
Executive acknowledges that Executive has been given at least twenty-one (21) days in which to consider whether or not to enter into this Agreement. Executive understands that, at Executive’s option, Executive may elect not to use the full 21-day period.

Notwithstanding any other provision in this Agreement, this Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act or Older Workers’ Benefits Protection Act that arise after the execution of this Agreement.

9.
Later Discovered Facts. Executive may later discover facts different from or in addition to those Executive now knows or believes to be true regarding the matters released or described in this Agreement, and even so Executive agrees that the releases and agreements contained in this Agreement remain effective in all respects notwithstanding any later discovery of any different or additional facts. Executive assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to Executive relating thereto.

10.     Executive Affirmations. Executive affirms that:

g.	Executive has reported all hours worked as of the date of this Agreement (this requirement only applies if Executive is an hourly Executive or if Executive’s pay is based on number of hours worked);

h.
Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, meal and/or rest breaks, commissions, and/or benefits to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, breaks, commissions and/or benefits are due to Executive, except as specifically provided in this Agreement;

i.	Executive has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act, or any other family or medical leave; and

j.
At all times during Executive’s employment with Flowserve, such employment is and was “at-will,” unless Executive’s employment is specifically described as something other than “at-will” as evidenced by a written document signed by a Flowserve representative with authority, such as a contract for employment or a Collective Bargaining Agreement.

11.
Maintaining Confidential Information. Executive agrees that Executive will not disclose in any way business information maintained in confidence by Flowserve, such as financial information, business plans, strategic plans and marketing strategies or of any trade secrets of Flowserve, except as required by law or judicial process, or otherwise knowingly make any use thereof. This includes business information such as customers, suppliers, partners, joint venturers, and the like.

12.
Non-Disparagement. Executive agrees that Executive will not make any disparaging statements concerning Flowserve, or any of its existing or former officers, directors or executives in a public space or in a non-public space to any of Flowserve’s existing, former or potential investors, analysts, bankers, competitors, partners, directors or employees.

13.	No Admission of Wrongdoing. This Agreement is not in any way an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.

14.
Voluntary Execution of the Agreement. Executive and Flowserve represent and agree that they have had an opportunity to review all aspects of this Agreement, and that they fully understand all the provisions of the Agreement and are voluntarily entering into the Agreement. Executive further represents that Executive has not transferred or assigned to any person or entity any claim involving Flowserve or any portion thereof or interest therein.

15.
Confidentiality. Executive agrees to keep confidential the existence of and the specific terms of this Agreement and will not disclose same to any person except Executive’s financial, tax and legal advisors. Before sharing the Agreement or its terms with Executive’s financial, tax and legal advisors, Executive agrees to provide them notice of this confidentiality requirement. If Executive or Flowserve is required to disclose the Agreement to others (not including the U.S. Securities and Exchange Commission) by legal process, Executive will, to the extent practical under the circumstance, first give notice to Flowserve in order that Flowserve may have an opportunity to seek a protective order. Executive will cooperate with Flowserve should it decide to seek a protective order. Notwithstanding the above, if Flowserve files a copy of this Agreement with the Securities and Exchange Commission or otherwise publishes it such that it is available to the public, then Executive will be permitted to disclose its contents to third parties without breaching this Agreement.

16.	Binding Effect. This Agreement is binding upon Flowserve and upon Executive and Executive’s heirs, administrators, representatives, executors, successors and assigns.

17.
Enforceability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement will not be affected and such provisions remain in full force and effect.

18.
Restrictive Covenants Agreement. If Executive has separately entered into a Restrictive Covenants Agreement with Flowserve Corporation or one of its subsidiary entities (“RCA”), then nothing in this Agreement shall alter, amend or supersede the terms and conditions of such RCA. Modifications, waivers, or amendments to such RCA, if any, will be effected pursuant to a separate document.

19.
Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Executive’s employment with Flowserve, the subject matter of this Agreement or any other term or condition of the relationship between Flowserve and Executive. Executive represents and acknowledges that in executing this Agreement, Executive does not rely, and has not relied, upon any representation(s) by Flowserve or its agents except as expressly contained in this Agreement.

20.
Time to Consider and Right to Review by Counsel. THIS AGREEMENT MAY NOT BE SIGNED PRIOR TO EXECUTIVE’S LAST DAY OF EMPLOYMENT. Executive received this Agreement on February 21, 2017. Executive has up to twenty-two (22) days to consider this Agreement prior to signing. Executive is not required to wait 22 days to execute this Agreement, but must wait until at least Executive’s last day of employment. Executive’s employment ends on the Separation Date regardless of whether Executive has signed this Agreement. Executive affirms Executive has been given a sufficient period of time to review and consider this Agreement, and encouraged to consult with an attorney of Executive’s choosing, before signing this Agreement. Executive understands that whether or not to consult with an attorney is Executive’s decision.

21.
Executive’s Right to Revoke the Agreement. Executive may revoke this Agreement at any time up to seven (7) days after signing (“Revocation Period”). This Agreement does not become effective or enforceable until the Revocation Period has expired. If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday, then the Revocation Period does not expire until the next following day which is not a Saturday, Sunday, or legal holiday. If Executive fails to timely revoke this Agreement, this Agreement becomes effective upon the expiration of the Revocation Period.

22.    Notices. All notices and other communications will be in writing.

If to Executive:                    If to Flowserve:

Karyn Ovelmen                    General Counsel
2728 McKinnon Street, #2104            Flowserve Corporation
Dallas, Texas 75201                5215 North O’Connor Blvd., Suite 2300
Irving, Texas 75039

A Party may send any notice or other communication to the other at the address above by any normal means (e.g., personal delivery, courier, messenger service, fax, ordinary mail or electronic mail), but the notice or communication is not deemed to be delivered until it is actually received by the intended recipient. A notice or other communication is deemed to be delivered three days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient to the address listed above. A party can change the address to which notices and other communications are to be delivered by giving the other party notice.

23.	Governing Law. This Agreement shall be governed by the laws of the State of Texas without reference to its choice of law rules.

24.
Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile or a duplicate of an original) shall be deemed an original and all of which together shall constitute one and the same instrument.

25.
Section 409A. Flowserve intends that all of the Severance Benefits provided to Executive as described in this Agreement will either comply with or be exempt from the requirements of §409A. However, nothing contained in this Agreement shall be construed as a representation, guarantee or other undertaking on the part of Flowserve that the Severance Benefits are, or will be found to be, exempt from or compliant with the requirements of §409A. Executive is solely responsible for determining the tax consequences to Executive of any and all payments made pursuant to this Agreement, including, without limitation, any possible tax consequences under §409A.

S I G N A T U R E S

By Executive:

I MAY NOT SIGN THIS AGREEMENT BEFORE MY LAST DATE OF EMPLOYMENT. I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

/s/ Karyn F. Ovelmen              2/26/2017
EXECUTIVE                            Date

On Behalf of Flowserve Corporation:

BY: /s/ Carey O'Connor              2/26/2017
Signature                        Date

General Counsel
Title